EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (Nos. 333-170652 and 333-173364) of Caterpillar Financial Services Corporation of our report dated February 19, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 14, the revisions discussed in Note 1, and disclosure of the offsetting of derivative assets and liabilities presented in Note 8, as to which the date is September 27, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September 27, 2013.

/s/PricewaterhouseCoopers LLP
Peoria, Illinois
September 27, 2013